                                                                 EXHIBIT 4.3

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


  This First Amendment to that Rights Agreement dated as of May 1, 1989 between Intel Delaware Corporation and The First National Bank of Boston (the "Agreement"), is dated as of January 17, 1994 (the "Effective Date"), among Intel Corporation, a Delaware corporation ("Intel") (formerly Intel Delaware Corporation), The First National Bank of Boston, a national banking association ("Bank of Boston"), and Harris Trust and Savings Bank, an Illinois banking corporation ("Harris").

  Intel, Bank of Boston, and Harris agree as follows:

  1. Bank of Boston shall have no further rights and obligations as Rights Agent under the Agreement as of the Effective Date, provided, however, that Bank of Boston shall continue to have the obligations of a predecessor Rights Agent set forth in Section 21 of the Agreement, including, without limitation, the obligation to provide reasonable assistance for the orderly transfer of the duties as Rights Agent under the Agreement to Harris and diligently to tender to Harris all documents, records, and information regarding the Rights and the Agreement.

  2. Harris shall assume all of the rights and obligations as Rights Agent under the Agreement as of the Effective Date.

  3. Section 1(e) is amended by deleting "the Commonwealth of Massachusetts" and inserting in its place "Chicago, Illinois".

  4. Section 1(f) is amended to read as follows: "'Close of Business' on any given date shall mean 5:00 P.M., Chicago time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Chicago time, on the next succeeding Business Day."

  5. Section 3(c) is amended by deleting the reference to "The First National Bank of Boston" and inserting in its place "Harris Trust and Savings Bank".

  6.  Section 26 is amended by deleting:

            "The First National Bank of Boston
            P.O. Box 1865
            Boston, Massachusetts 02105
            Attention:  Shareholder Services Division"
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     and inserting in its place:

           "Harris Trust and Savings Bank
           P.O. Box 755
           Chicago, Illinois 60690
           Attention:  Shareholder Services Division"


  Except as otherwise expressly provided in this Amendment, all other terms of the Agreement shall remain unchanged and shall continue in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first above written.


Attest:                     INTEL  CORPORATION


/s/ Suzanne Taaffe          By:  /s/ Thomas R. Lavelle



Attest:                     THE FIRST NATIONAL BANK OF BOSTON


/s/ Colleen Duran           By:  /s/ Kenyon Bissell



Attest:                     HARRIS TRUST AND SAVINGS BANK


/s/ Keith A. Bradley        By:  /s/ Richard C. Carlson

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT


  This Amendment No. 2 to Rights Agreement is entered into effective as of January 20, 1994 between Intel Corporation, a Delaware corporation ("Intel"), and Harris Trust and Savings Bank, an Illinois banking corporation ("Harris").

  WHEREAS, Intel entered into that certain Rights Agreement with The First National Bank of Boston ("FNB") dated as of May 1, 1989 (the "Agreement");

  WHEREAS, the Agreement was subsequently amended effective January 17, 1994 to replace FNB with Harris as the Rights Agent (as defined in the Agreement);

  WHEREAS, effective May 6, 1993 Intel's outstanding shares of Common Stock were split 2-for-1 (the "Stock Split");

  WHEREAS, on January 19, 1994 the Board of Directors amended the Agreement to set the Purchase Price (as defined in the Agreement) at $260.00;

  WHEREAS, there exists some ambiguity and inconsistency in the terms of the Agreement with respect to the effect of the Stock Split;

  WHEREAS, Section 27 of the Agreement provides that Intel may amend the Agreement without the approval of any holders of Rights Certificates (as defined in the Agreement) to cure any ambiguity and to correct any inconsistency between provisions of the Agreement and to change the Purchase Price; and

  WHEREAS, Intel and Harris desire to amend the Agreement by: (i) deleting
Section 11 (n) of the Agreement; (ii) clarifying that each outstanding and each future share of Intel Common Stock has, and should have, associated with it, subject to the terms of the Agreement, one (1) Right (as defined in the Agreement) to purchase one (1) share of Intel Common Stock when entitled to do so under the terms of the Agreement; and (iii) to set the Purchase Price at $260.00

 NOW, THEREFORE, Intel and Harris, as successor to FNB, hereby agree as follows:

  1. Effective as of immediately prior to the effective date of the Stock Split, Section 11 (n) of the Agreement is hereby deleted and shall be of no further force and effect.

  2. Effective as of the effective date of the Stock Split, each outstanding, and each future, share of Intel Common Stock shall have associated with it





ST0003/3-18-94                          1.
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     one (1) Right to purchase one (1) share of Common Stock when entitled to do so under the terms of the Agreement.

  3. Effective as of the date hereof, the Purchase Price, as defined in Section 7(b) of the Agreement, shall be $260.00.

  4. Except as otherwise expressly provided in this Agreement, all other terms of the Agreement shall remain unchanged and shall continue in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

INTEL CORPORATION                             HARRIS TRUST AND SAVINGS BANK

/s/ Thomas R. Lavelle                         /s/ Richard C. Carlson
- -----------------------------                 ----------------------
Signature                                           Signature

Thomas R. Lavelle                             Richard C. Carlson
- -----------------                             ------------------
Printed Name                                        Printed Name

Assistant Secretary                           Vice President
- ----------------------                        --------------
Title                                         Title





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